Exhibit 99.1

BIO-TECHNE RELEASES SECOND QUARTER FISCAL 2019 RESULTS

Minneapolis/February 5, 2019/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the second quarter ended December 31, 2018.

Second Quarter FY2019 Snapshot

●	Second quarter organic revenue increased by 11% (13% reported) to $174.5 million.

●

GAAP EPS was $0.45 vs. $1.29 one year ago. Current Year GAAP EPS saw a one-time benefit for tax reform of $0.02 compared to a prior year GAAP EPS benefit of $0.94. Delivered adjusted earnings per share (EPS) of $1.06, an increase of 4% over the prior year.

●	Excellent commercial execution in all major regions, especially China, with organic growth over 30%.

●	Protein Sciences Segment delivered 14% organic growth with broad double-digit growth in most consumable and instrument product categories.

●	The National Comprehensive Cancer Network (NCCN) included EPI as a recommended test in their Clinical Practice Guidelines in Oncology (NCCN Guidelines) for Prostate Cancer Early Detection.

The company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted dilutive EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

“A truly outstanding quarter with 11% organic growth, especially considering a comparable of 14% organic growth in the same quarter last year”,  said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “The team really performed well this quarter in most product categories and all regions.  We were particularly impressed with China, with two quarters in a row of over 30% organic growth, a first for Bio-Techne.”

Kummeth added, “The rest of Asia also performed very well in Q2 as they have for many quarters. We are seeing some critical mass with our company platforms in Asia, and the need for both our reagent and instrument products continues to grow within these expansive emerging markets. Our brands continue to be the go-to choice for researchers in both academia and biopharma markets due to our consistent top quality, an ever expanding GMP menu, and our unique automated solutions for many labor intensive laboratory procedures.”

Kummeth concluded, “For the first half of our fiscal year, we have achieved double-digit organic growth over a prior year which also experienced double-digit growth. It has taken us years to reach this point of executing on our strategy, and the team is excited about our ability to see it continue.”

Second Quarter Fiscal 2019

Revenue

Net sales for the second quarter increased 13% to $174.5 million. Organic growth was 11% compared to the prior year, with currency translation having a negative impact of 1% and acquisitions contributing 3% to revenue growth.

GAAP Earnings Results

GAAP EPS decreased to $0.45 per diluted share, versus $1.29 in the same quarter last year. Current Year GAAP EPS saw a one-time benefit for tax reform of $0.02 compared to a prior year GAAP EPS benefit of $0.94. GAAP operating income for the second quarter of fiscal 2019 increased 39% to $33.6 million, compared with $24.1 million in the second quarter of fiscal 2018. GAAP operating margin was 19.3%, compared to 15.7% in the second quarter of fiscal 2018. GAAP operating margin compared to prior year was positively impacted by strong volume leverage and lower acquisition-related expenses.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.06 per diluted share, versus $1.02 in the same quarter last year. Adjusted operating income for the second quarter of fiscal 2019 increased 5% compared to the same quarter last year. Adjusted operating margin was 32.5%, compared with 35.0% in the second quarter of fiscal 2018. Adjusted operating margin compared to prior year was impacted by acquisitions, namely ExosomeDx.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology community. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s second quarter fiscal 2019 net sales were $135.5 million, an increase of 16% from $117.1 million for the second quarter of fiscal 2018. Organic growth for the segment was 14%, with currency translation having a unfavorable impact of 1% on revenue growth and acquisitions contributing 3% to revenue growth. Protein Sciences segment’s operating margin was 43.5% in the second quarter of fiscal 2019 compared to 42.9% in the second quarter of fiscal 2018. Segment operating margin compared to the prior year was positively impacted by volume leverage and operational productivity.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, diagnostics immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides in situ hybridization products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s second quarter fiscal 2019 net sales were $39.3 million, an increase of 6% from $37.1 million for the second quarter of fiscal 2018. Organic growth for the segment was 2%, with acquisitions contributing 4% to revenue growth. The Diagnostics and Genomics segment operating margin was -2.7% in the second quarter of fiscal 2019 compared to 15.9% in the second quarter of fiscal 2018. Segment operating margin compared to the prior year was impacted by negative operating margins for acquisitions made in the segment, namely ExosomeDx.

Conference Call

Bio-Techne will host an earnings conference call today, February 5, 2019 at 8:00 a.m. CST. To listen, please dial 1-866-548-4713 or 1-323-794-2093 for international callers, and reference conference ID 7617719. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call. To access the replay, U.S. callers should dial 1-844-512-2921 or international callers should dial 1-412-317-6671, and enter the replay access code 7617719. The replay can also be accessed by going to: http://audio.viavid.com/20190205-132886-bio-techne.mp3

The replay will be available from 11:00 a.m. CST on Tuesday, February 5, 2019 until 11:00 p.m. CST on Tuesday, March 5, 2019.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

● Adjusted diluted earnings per share

● Adjusted net earnings

● Adjusted gross margin

● Adjusted operating income

● Adjusted operating margin

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, and adjusted net earnings, in total and on a per share basis, exclude the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and acquisition related expenses. The Company excludes amortization of purchased intangible assets and purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses, from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, restructuring, impairments of equity method investments, gain and losses from investments, and certain adjustments to income tax expense. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, and the variety of award types. Impairments of equity investments are excluded as they are not part of our day-to-day operating decisions. Additionally, gains and losses from other investments that are either isolated or cannot be expected to occur again with any predictability are excluded.   Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $643 million in net sales in fiscal 2018 and has over 2,100 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	David Clair, Investor Relations ir@bio-techne.com 646-277-1266

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/18	12/31/17	12/31/18	12/31/17
Net sales	$174,510	$154,153	$337,480	$298,766
Cost of sales	61,492	52,319	116,859	99,064
Gross margin	113,018	101,834	220,621	199,702
Operating expenses:
Selling, general and administrative	63,603	63,775	130,655	122,064
Research and development	15,812	13,911	30,602	27,459
Total operating expenses	79,415	77,686	161,257	149,523
Operating income	33,603	24,148	59,364	50,179
Other income (expense)	(11,836)	(2,417)	(20,012)	(5,480)
Earnings before income taxes	21,767	21,731	39,352	44,699
Income taxes (benefit)	4,211	(27,116)	4,394	(20,011)
Net earnings	$17,556	$48,847	$34,958	$64,710
Earnings per share:
Basic	$0.46	$1.30	$0.93	$1.73
Diluted	$0.45	$1.29	$0.90	$1.71
Weighted average common shares outstanding:
Basic	37,766	37,449	37,732	37,412
Diluted	38,748	37,926	38,782	37,816

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	12/31/18	6/30/18
ASSETS
Cash and equivalents	$85,886	$121,990
Short-term available-for-sale investments	70,647	59,764
Accounts receivable, net	113,283	120,296
Inventory	90,905	85,648
Other current assets	19,213	10,668
Total current assets	379,934	398,366

Property and equipment, net	145,262	145,348
Goodwill and intangible assets, net	1,314,628	1,044,222
Other assets	5,008	5,266
Total assets	$1,844,832	$1,593,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade accounts payable and accrued expenses	$61,552	$62,523
Contract liabilities	8,396	8,109
Income taxes payable	4,984	8,878
Current portion of long-term debt obligations	12,500	-
Total current liabilities	87,432	79,510

Deferred income taxes	104,113	86,293
Long-term debt obligations, net	532,869	339,000
Long-term contingent consideration payable	6,000	-
Other long-term liabilities	17,993	9,338
Shareholders’ equity	1,096,425	1,079,061
Total liabilities and shareholders’ equity	$1,844,832	$1,593,202

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/18	12/31/17	12/31/18	12/31/17
Gross margin percentage – GAAP	64.8%	66.1%	65.4%	66.8%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.5%	0.2%	0.6%	0.2%
Amortization of intangibles	5.6%	3.9%	5.4%	4.1%
Gross margin percentage - Adjusted	70.8%	70.2%	71.4%	71.1%

BIO-TECHNE CORPORATION

RECONCILIATION OF OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/18	12/31/17	12/31/18	12/31/17
Operating margin percentage – GAAP	19.3%	15.7%	17.6%	16.8%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.5%	0.2%	0.6%	0.2%
Amortization of intangibles	8.6%	7.3%	8.7%	7.6%
Acquisition related expenses	0.2%	8.5%	0.8%	7.5%
Stock-based compensation	3.9%	3.3%	5.5%	3.0%
Operating margin percentage - Adjusted	32.5%	35.0%	33.2%	35.1%

BIO-TECHNE CORPORATION

RECONCILIATION OF NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/18	12/31/17	12/31/18	12/31/17
Net earnings – GAAP	$17,556	$48,847	$34,958	$64,710
Identified adjustments:
Costs recognized upon sale of acquired inventory	935	264	1,869	582
Amortization of intangibles	15,002	11,296	29,278	22,675
Acquisition related expenses	442	13,236	3,158	22,855
Stock-based compensation	6,861	5,044	18,431	8,839
Realized and unrealized loss (gain) on investments	7,170	-	9,372	-
Tax impact of above adjustments	(5,649)	(4,244)	(12,361)	(8,644)
Tax impact of discrete items and other adjustments	(1,110)	(35,589)	(5,286)	(35,941)
Net earnings - Adjusted	$41,207	$38,854	$79,419	$75,076

Earnings per share - diluted – Adjusted	$1.06	$1.02	$2.05	$1.98

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/18	12/31/17	12/31/18	12/31/17
Protein Sciences segment revenue	$135,462	$117,142	$261,852	$225,255
Diagnostics and Genomics segment revenue	39,263	37,086	76,010	73,675
Intersegment revenue	(215)	(75)	(382)	(164)
Consolidated revenue	$174,510	$154,153	$337,480	$298,766

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	12/31/18	12/31/17	12/31/18	12/31/17
Protein Sciences segment operating income	$58,951	$50,218	$113,565	$96,427
Diagnostics and Genomics segment operating income	(1,054)	5,888	1,482	13,167
Segment operating income	57,897	56,106	115,047	109,594
Costs recognized upon sale of acquired inventory	(935)	(264)	(1,869)	(582)
Amortization of intangibles	(15,002)	(11,296)	(29,278)	(22,675)
Acquisition related expenses	(348)	(13,150)	(2,973)	(22,683)
Stock-based compensation	(6,861)	(5,044)	(18,426)	(8,839)
Corporate general, selling, and administrative	(1,148)	(2,204)	(3,137)	(4,636)
Operating income	$33,603	$24,148	$59,364	$50,179